Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated February 27, 2009 (August 20, 2009, as to the effects of the retrospective adoption of new accounting standards), relating to the consolidated financial statements and financial statement schedules of DTE Energy Company and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of new accounting standards) appearing in this Current Report on Form 8-K dated August 20, 2009, in the following registration statements:

Registration
Form	Number

Form S-3	333-157769
Form S-3	333-136815
Form S-8	333-61992
Form S-8	333-47247
Form S-8	333-109623
Form S-8	333-133645
Form S-8	333-157768
/S/ DELOITTE & TOUCHE LLP
Detroit, Michigan
August 20, 2009

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